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                                                                 Exhibit 10.21.1

                        Phibro Animal Health Corporation
                                One Parker Plaza
                           Fort, Lee, New Jersey 07024

                      Philipp Brothers Holding Brasil Ltda.
                     Phibro Sa de Animal Internacional Ltda.
                  Avenida Presidente Tancredo de Almeida Neves
                          Guarulhos, Sao Paulo, Brazil

August 11, 2003


Pfizer Inc.
150 East. 42nd Street
New York, New York 10017

Attention:  Pedro Lichtinger

      Re:   Modification to Asset Purchase Agreement,
            Pfizer Supply and Tolling Agreement and Related Documents

Gentlemen:

      Reference is made to (i) the Asset Purchase Agreement, dated as of September 28, 2000 (the "Asset Purchase Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings attributed thereto in the Asset Purchase Agreement), among Pfizer Inc. ("Pfizer"), the Asset Selling Corporations named therein and Phibro Animal Health Corporation (f/k/a Philipp Brothers Chemicals, Inc.) ("Philipp"), (ii) the Pfizer Supply and Tolling Agreement, (iii) the Amended and Restated Promissory Note, dated December 1, 2000 and Amended and Restated as of October 18, 2001 (the "Note") made by Philipp payable to the order of Pfizer for the principal amount of $25,093,226 and (iv) the Amendment to Asset Purchase Agreement and Pfizer Supply and Tolling Agreement, dated October 2000 (the "Letter Amendment"), among the parties hereto. The Asset Purchase Agreement, the Pfizer Supply and Tolling Agreement, the Note and the Letter Amendment are collectively referred to here as the "Purchase Documents".

      As a result of certain business and economic conditions, Philipp is attempting to restructure its outstanding indebtedness (the "Restructuring"). In order to facilitate a Restructuring, Philipp has requested that Pfizer, each Asset Selling Corporation and Laboratorios Pfizer do Brazil Ltda. (collectively, the "Pfizer Entities") agree to accept the Restructuring
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Pfizer, Inc.                        Page 2                       August 11, 2003


      Consideration (as defined below) in full satisfaction of the Terminating Obligations (as defined below) if Philipp consummates a Restructuring, and the Pfizer Entities have agreed to do so, on the terms and subject to the conditions set forth herein.

      It is hereby agreed as follows;

            1. Terminating Obligations. Subject to the satisfaction of the conditions precedent set forth in Paragraph 4 below, effective as of the Effective Date (as defined below):


            (a) All obligations of Philipp and its subsidiaries (collectively, the "Philipp Entities") under the Note and the Collateral Documents (as defined in the Note) (approximately $22.6 million as of October 18, 2002 less all principal payments made after such date) shall be deemed paid and satisfied in full and all liens and security interests created by the Collateral Documents shall be terminated and released, and (i) Pfizer shall promptly following the Effective Date return the original of the Note to Philipp marked "paid in full" and (ii) the Pfizer Entities shall promptly take all such other action as Philipp may reasonably request from time to time to evidence the payment and satisfaction of such obligations and the termination and release of such liens and security interests;

            (b) All obligations of the Philipp Entities with respect to the Net Revenue Obligations set forth in paragraph 1 of the Letter Amendment (approximately $8.6 million as of October 18, 2002 less all payments made after such date) shall be deemed paid full;

            (e) All obligations of the Philipp Entities under Section 2.6 of the Asset Purchase Agreement shall terminate and be of no further force or effect;

            (d) All obligations of the Philipp Entities under Section 2.8 of the Asset Purchase Agreement shall terminated and be of no further force or effect;

            (c) The following sentence set forth in paragraph 1 of the Letter Amendment shall be deleted in its entirety:

            "From and after March 1, 2004, net revenue payments will accrue and become payable in accordance with the terms of the Asset Purchase Agreement, with the first such payment (in respect of net revenue payments accrued during the period commencing March 1, 2004 and ending May 31, 2004) due July 15, 2004."

            (f) All obligations of the Philipp Entities with respect to the payment for Belgium Virginiamycin inventory set forth in paragraph 2.C. of the Letter Amendment (approximately $7.6 million as of October 18, 2002 less all payments made after such date shall be deemed paid and satisfied in full;
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Pfizer, Inc.                        Page 3                       August 11, 2003

            (g) All obligations of the Philipp Entities with respect to payments for the Rixensart variances set forth in paragraph 2.D. of the Letter Amendment (approximately $2,618,820 as of October 18, 2002 less all payments made after such date) shall be deemed paid and satisfied in full;

            (h) All obligations of the Philipp Entities with respect to the unpaid invoices (approximately $4.5 million as of October 18, 2002 less all payments made after such date) relating to Bulk Actives manufactured at the sites in Terre Haute, IN-USA and Sandwich, UK and to Mecadox(R) produced at the Mecadox(R) facility at Lee*s Summit, MO-USA and shipped by Pfizer prior to February 1, 2002 (the "Initial Unpaid Invoices") shall be deemed paid and satisfied in full; and

            (i) Paragraph 2.B.d. of the Letter Amendment shall be amended as follows:

                  (i) each reference to "Unpaid Invoices" in such paragraph
            shall exclude the Initial Unpaid Invoices; and

                  (ii) the Company shall continue to pay for Affected Products on a monthly basis when sold or used in accordance with the terms of such paragraph; and

                  (iii) the penultimate sentence of paragraph 2.B.d. shall be amended to read in its entirety as follows:

            "All amounts due and owing to Pfizer with respect to Affected Products that remain outstanding on December 31, 2007 by reason of Philipp not having sold or used the Affected Products prior to such date (regardless of the reason for Philipp*s failure to sell or use such Affected Products (whether it be expiration, inability to sell or otherwise)) shall be due and payable on such December 31, 2007."

The obligations of the Philipp Entities to be paid, satisfied and terminated pursuant to this Paragraph 1 and the amendments to the Letter Amendment pursuant to this Paragraph 1 are referred to collectively herein as the "Terminating Obligations".

            2. Continuation of installment Payments Pending the Philipp Payment. Notwithstanding anything to the contrary set forth herein, until the Philipp Payment (as defined in paragraph 4.a. hereof) is made and received by Pfizer, the Philipp Entities shall continue to be obligated to make all (a) principal and interest payments due and owing on the Note on the due dates and in accordance with the terms of the Note and (b) all other payments relating to the obligations referenced in subparagraphs 1(f), 1(g) and 1(h) when due in accordance with the terms of the Letter Amendment. In the event the Philipp Entities fail to make a payment
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Pfizer, Inc.                        Page 4                       August 11, 2003

referenced in clause (a) or (b) of this paragraph 2 when due, then, unless such amount, together with interest (x) the case of any overdue payment under the Note, as provided in the Note and (y) in the case of all other payments referenced in subparagraph 1(f), 1(g) and 1(h), accruing at an annual rate of 7% from the due date through and including the day prior to payment, is paid by the Philipp Entities prior to the time of the making of the Philipp Payment, the amount of the Philipp Payment shall be increased by the amount of any such missed payment together with interest on such missed payment (x) in the case of any overdue payment under the Note, as provided in the Note and (y) in the case of all other payments referenced in subparagraph 1(f), 1(g) and 1(h), accruing at an annual rate of 7% from the due date through and including the day prior to the date of the Philipp Payment.

            3. Philipp Payments. Subject to the satisfaction of the conditions precedent set forth in Paragraph 4 below, effective as of the Effective Date, none of the Philipp Entities will have any obligations to make payments to any of the Pfizer Entities, other than payment with respect to the Affected Products (as defined in the Letter Amendment) in accordance with the terms of the Letter Amendment (as amended by this letter agreement).

            4. Conditions Precedent. Paragraphs 1 and 3 of this letter agreement shall become effective if, on or before December 31, 2003, each of the following conditions shall be satisfied:

            (a) Pfizer shall have received, by wire transfer of immediately available federal funds to an account designated by Pfizer, the amount of $28,300,000 increased by (i) any amounts as referenced in the last sentence of Paragraph 2 and (ii) without duplication of amounts described in clause (i), all accrued and unpaid interest on the Note through and including the date of the payment (the `Philipp Payment") from Philipp.

            (b) Pfizer shall have received a letter from Philipp substantially in the form of Exhibit A hereto confirming the following:

            (i) all of the Pfizer Obligations (as defined in the Letter Amendment and relating to the reimbursement of severance payments made by the Philipp Entities to U.S. assumed employees and other amounts owed by Pfizer Brazil to Philipp Brazil) (approximately $3.7 million) have been deemed paid and satisfied in full;

            (ii) all obligations of Pfizer under Section 7.21 of the Asset Purchase Agreement and Schedule 7.21 thereto (relating to Pfizer*s obligation to share a portion of the net costs of a Rixensart Shutdown Event) have been terminated and are of no further force or effect; and

            (iii) Philipp*s representation and warranty to the effect that the making of the Philipp Payment has been duly authorized by all necessary
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Pfizer, Inc.                        Page 5                       August 11, 2003

      corporate action and such payment does not (i) require the consent of any third party that has not been obtained and (ii) conflict with, constitute a breach of or otherwise violate any agreement or other instrument to which any of the Philipp Entities is a party.

            The first date that all of the conditions set forth in this Paragraph 4 are satisfied is referred to herein as the "Effective Date". The payment by Philipp of the Philipp Payment and the payment, satisfaction and termination of the obligations of Pfizer pursuant to this Paragraph 4 are referred to collectively herein as the "Restructuring Consideration".


            5. Termination of Non-Compete Provision. In consideration of Pfizer*s execution of this letter agreement, Philipp, on behalf of itself and the other Philipp Entities, hereby agrees that, effective with the execution of this letter agreement, all obligations of Pfizer under Section 7.6(a) of the Asset Purchase Agreement relating to Pfizer's non competition obligations are terminated and are of no further force or effect from and after the date hereof Accordingly, from and after the date hereof, Sections 7.6(a)-(e) of the Asset Purchase Agreement hereby are deleted.

            6. Certain Agreements. Pfizer agrees for itself and its Affiliates (but only for as long as such Affiliates remain Affiliates of Pfizer) that, for a period of three (3) years from the date hereof, Pfizer and its Affiliates will not distribute or sell or promote the distribution and sale of any product (a "Restricted Product") that is competitive with the Phibro products that have virginiamycin, salinomycin, carbadox, oxytetracyclines or semduramycin as an active ingredient. Such prohibition shall include the sale by Pfizer or its Affiliates of any active ingredient to any third party who, to the knowledge of Pfizer and its Affiliates, is purchasing such active ingredient for the purpose of the manufacture, distribution or sale of a Restricted Product.

            7. No Other Changes. Except as expressly provided herein, and except as provided in that certain "First Amendment to the Agreement for Assignment and Transfer of Establishment in Payment for Capital Stock and Other Covenants" executed or to be executed by Laboratorios Pfizer Ltda.*[If Agreed] and Phibro Sa de Animal Internacional Ltda. simultaneously with or following the execution of this letter agreement, no term or provision of the Purchase Documents shall be amended, modified or supplemented, and each term and provision of the Purchase Documents is hereby ratified and shall remain in full force and effect.

            8. Effect of a Bankruptcy Filing on this Letter Agreement. In the event that at any time prior to the making of the Philipp Payment (a) any of the Philipp Entities shall file a petition seeking relief under title 11 of the United States Code or (b) a case or proceeding is commenced against any of the Philipp Entities seeking a decree or order against any such Philipp Entity under title 11 of the United States Code and such case or proceeding remains undismissed or unstayed for thirty consecutive days or a court enters a decree or order granting the relief sought in such case or proceeding, then the terms of this letter agreement automatically shall be void arid have no further force or effect, including, without limitation, the provisions relating to
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Pfizer, Inc.                        Page 6                       August 11, 2003

            the termination and release of the liens and security interests created by the Collateral Documents.

            9. Counterparts. This letter agreement may be executed by the parties hereto in any number of separate counterparts (including by telecopier), and all of said counterparts taken together shall be deemed to constitute the same instrument.


If you agree to the foregoing terms and provisions, please evidence your acceptance by signing and returning to us the enclosed copy of this letter agreement, whereupon this letter agreement shall become a valid and legally binding agreement between us.

                                        Very truly yours,

                                        PHIBRO ANIMAL HEALTH CORPORATION

                                        By:  /s/
                                             -----------------------------------
                                              Name:
                                              Title:
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Pfizer, Inc.                        Page 7                       August 11, 2003


                                         PHILIPP BROTHERS HOLDINGS BRAZIL LTDA.


                                         By: /s/
                                             -----------------------------------
                                         Name:
                                         Title:


                                         PHIBRO SAUDE ANIMAL INTERNACIONAL LTDA.


                                         By: /s/
                                             -----------------------------------
                                         Name:
                                         Title:






ACCEPTED AND AGREED
as of August   ,  2003

PFIZER INC. (on its own behalf,
on the behalf of each Asset Selling Corporation and on behalf of Laboratorios Pfizer do Brazil Ltda.)



By: /s/
    ----------------------------
Name:
Title: